Exhibit 5.1

Dykema Gossett PLLC 39577 Woodward Avenue Suite 300 Bloomfield Hills, MI 48304 www.dykema.com Tel: (248) 203-0700 Fax: (248) 203-0763

May 22, 2023

Vericel Corporation 64 Sidney Street Cambridge, Massachusetts 02139

Re:	Vericel Corporation Registration Statement on Form S-8 (the “Registration Statement”) Registering Deferred Compensation Obligations under the Vericel Corporation Deferred Compensation Plan

Dear Ladies and Gentlemen:

As special counsel for Vericel Corporation, a Michigan corporation (the “Company”), we are rendering this opinion in connection with the Company’s Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s issuance of deferred compensation obligations that constitute general unsecured obligations of the Company to pay deferred compensation in the future (the “Deferred Compensation Obligations”), under the Vericel Corporation Deferred Compensation Plan (the “Plan”).

We have examined all instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original documents and the conformity to original documents of all photostatic and facsimile copies submitted to us, and the due execution and delivery of all documents by any party where due execution and delivery are a prerequisite to the effectiveness thereof. We have assumed that all information contained in all documents reviewed by us is true and correct.

Based on such examination, we are of the opinion that the Deferred Compensation Obligations, when issued and incurred pursuant to and in accordance with the terms of the Plan after the filing of the Registration Statement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and conveyance or other laws of general applicability relating to or affecting creditors’ rights, general principles of equity and the application of principles of public policy.

The opinion expressed herein is limited to the laws of the State of Michigan and the federal securities laws of the United States. We express no opinion and make no representation with respect to the law of any other jurisdiction.

This opinion speaks only as of the date hereof, and we shall have no obligation to update this opinion in any respect after the date hereof, including with respect to changes in law occurring on or after the date hereof.

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Vericel Corporation

May 22, 2023

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. Such consent does not constitute a consent under Section 7 of the Act, because we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

Dykema Gossett PLLC

/jmw

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